EXHIBIT 11


                      FIRST KEYSTONE CORPORATION
               COMPUTATION OF EARNINGS PER COMMON SHARE

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             For the Nine Month Period Ended September 30,
                              1999  1998

(Dollars in Thousands)
                                                1999          1998
Primary
  Net Income                                 $          3,878       $           3,658
    Shares
      Weighted average number of
       common shares outstanding                    2,833,727               2,931,648
      Adjustments - increases or
       decreases                                         None                    None
      Weighted average number of
       common shares outstanding
       as adjusted                                  2,833,727               2,931,648

      Primary earnings per common
       share                                 $           1.35    $          1.25


Assuming full dilution
  Net Income                                 $          3,878       $           3,658
    Shares
      Weighted average number of
       common shares outstanding                    2,833,727               2,931,746
      Adjustments - increases or
       decreases                                         None                    None
      Weighted average number of
       common shares outstanding
       as adjusted                                  2,833,727               2,931,746

      Earnings per common share
       assuming full dilution                $           1.35    $          1.25



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